SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

March 31, 2006

HEALTHTRONICS, INC.

(Exact name of registrant as specified in its charter)

Georgia	000-30406	58-2210668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Capital of Texas Highway

Suite B-200

Austin, Texas 78746

(Address of principal executive offices including Zip Code)

(512) 328-2892

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 31, 2006, management of HealthTronics, Inc. (the “Company”) and the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) concluded that the Company’s audited consolidated financial statements for each of the years ended December 31, 2004, 2003, 2002 and 2001 and the Company’s unaudited consolidated financial statements for each of the quarterly periods ended September 30, 2005 and 2004, June 30, 2005 and 2004, March 31, 2005 and 2004, and December 31, 2004 (collectively, the “Relevant Periods”) should be restated to reflect the revenue recognition policy under the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 (“SAB 104”) with respect to sales of certain of the Company’s trailers. Because of the restatement, the Company’s previously issued consolidated financial statements for the Relevant Periods, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and the Quarterly Reports on Form 10-Q with respect to the Relevant Periods, should no longer be relied upon.

Beginning in 2001, the Company began manufacturing a certain type of trailers to the original equipment manufacturer’s (“OEM’s”) forecast prior to entering into a sales contract with the ultimate customer. Since 2001, the Company accounted for these sales in accordance with AICPA Statement of Position 81-1, Accounting for Performance of Construction-Type Contracts and Certain Production-Type Contracts (“SOP 81-1”), using the completed contract method. Under this accounting policy, revenue related to these sales was recognized when the OEM’s specifications had been met and the related trailers were considered to be substantially complete. The Company has now determined that it should account for these sales in accordance with SAB 104, which provides for the recognition of revenue associated with these sales upon delivery of the trailers to the customers. Accordingly, the Company will restate its consolidated financial statements for the Relevant Periods to reflect this accounting treatment. The restatement entries relate only to the timing of the recognition of revenue between periods. These adjustments are summarized as follows (in thousands) (unaudited):

	Adjustment amount for year ended December 31,
Item	2004	2003	2002	2001
Revenue	$4,762	$(775)	$511	$(6,581)
Net Income	$475	$199	$(269)	$ (520)
Basic earnings per share	$0.02	$0.01	$(0.02)	$(0.03)
Diluted earnings per share	$0.02	$0.01	$(0.02)	$(0.03)

	Adjustment amount for quarter ended
Item	March 31	June 30	Sept. 30	Dec. 31
2005
Revenue	$(1,637)	$(1,292)	$(415)	N/A
Net Income	$(205)	$(250)	$113	N/A
Basic earnings per share	$0.00	$0.00	$0.00	N/A
Diluted earnings per share	$(0.01)	$0.00	$0.00	N/A
2004
Revenue	$2,676	$(2,065)	$3,260	$891
Net Income	$342	$26	$87	$20
Basic earnings per share	$0.02	$—	$—	$—
Diluted earnings per share	$0.02	$—	$—	$—

On March 31, 2006, the Audit Committee and management of the Company reviewed and discussed the matters disclosed herein with the Company’s independent registered public accounting firm, KPMG LLP.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The Company has determined that the restatement described above was the result of a material weakness in the Company’s internal control over financial reporting. Specifically, the Company did not have effective policies and procedures in the Company’s manufacturing segment to identify the appropriate revenue recognition criteria under U.S. generally accepted accounting principles for certain types of customer arrangements. Accordingly, management’s assessment of the effectiveness of internal control over financial reporting in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 should no longer be relied upon. In response to this material weakness in internal control over financial reporting, the Company is taking measures to establish additional policies and procedures to help ensure documentation of all relevant aspects of customer arrangements to support the determination of the appropriate revenue recognition policies in accordance with U.S. generally accepted accounting principles. In addition, the Company took measures to help ensure that it recognizes revenues from the manufacture and sale of trailers placed into production according to the OEM’s forecast prior to entering into sales contracts upon delivery of such trailers to the customers, as required under Staff Accounting Bulletin No. 104. The Company believes the implementation of these measures would remedy this material weakness.

Item 8.01. Other Events.

The Company anticipates that it will not file its Annual Report on Form 10-K for the year ended December 31, 2005 by March 31, 2006, the extended filing deadline for its 2005 Form 10-K under Rule 12b-25 of the Securities Exchange Act of 1934, as amended. The audit of the Company’s financial statements is not yet complete and additional adjustments to the Company’s financial statements may be identified upon completion of the audit. The Company intends to file its Annual Report on Form 10-K for the year ended December 31, 2005 as soon as practicable following the resolution of matters related to the restatement and the completion of the audit of its financial statements. The Company will reflect the restatement described above in its 2005 Form 10-K.

The Company’s inability to file its 2005 10-K by March 31, 2006 is, and the restatement described above may be, a default under its senior credit facility, which the Company can cure as described below. Such default(s) would not become an event of default under, and the lenders could not accelerate the outstanding amounts under, the senior credit facility unless (1) the administrative agent sends a notice of such default(s) to the Company and (2) the Company fails to cure such default(s) within 30 days after delivery of such notice. The Company is in discussions with the administrative agent under the senior credit facility regarding these matters. Such default(s) would be cured upon the Company filing its 2005 Form 10-K with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHTRONICS, INC.
(Registrant)

Dated: March 31, 2006	By:	/s/ James S.B. Whittenburg
	Name:	James S.B. Whittenburg
	Title:	President – AK Specialty Vehicles, Senior Vice President – Development and General Counsel